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                                                                  Exhibit f(vii)



                SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE


$101,300,000                                                   Philadelphia, PA
                                                               January 23, 1996


                  For value received and intending to be legally bound, CIGNA HIGH INCOME SHARES ("Borrower") hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION ("Bank") on May 1, 1997 the principal sum of One Hundred One Million Three Hundred Thousand Dollars ($101,300,000), or the aggregate unpaid principal amount of all Loans made by Bank to Borrower pursuant to
Section 1 of the Amended and Restated Revolving Credit Agreement dated as of August 20, 1993, as amended by a Modification Agreement dated as of March 11, 1994, a Modification Agreement dated as of May 27, 1994, a Modification Agreement dated as of June 28, 1994, a Modification Agreement dated as of June 30, 1994 and a Modification Agreement dated as of December 1, 1994 (as amended, and as may be further amended from time to time, the "Loan Agreement"), between Borrower, PNC Bank, National Association, as Agent, Bank, and the other Banks party thereto, whichever is less, and to pay interest from the date hereof on the unpaid principal amount hereof in arrears commencing on January 31, 1996 at the rate and in the manner set forth in the Loan Agreement.

                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS NOTE SHALL AUTOMATICALLY CONVERT TO A DEMAND NOTE ON THE THIRTIETH (30TH) DAY (THE "DEMAND CONVERSION DATE") FOLLOWING THE DATE ON WHICH THE SHAREHOLDERS OF BORROWER APPROVE THE CONVERSION OF BORROWER TO AN OPEN-END INVESTMENT COMPANY, AND IN SUCH EVENT BANK MAY WITHOUT FURTHER NOTICE DECLARE THIS NOTE DUE AND PAYABLE AND DEMAND PAYMENT OF ALL SUMS OUTSTANDING HEREUNDER AT ANY TIME ON OR AFTER THE DEMAND CONVERSION DATE.

                  This Note evidences indebtedness incurred under, and is entitled to the benefits of, the Loan Agreement, as the same may be amended from time to time, which, among other things, contains provisions for acceleration of the maturity hereof and for a higher rate of interest hereunder upon the happening of an Event of Default (as defined therein), for prepayments on account of principal hereof prior to the maturity thereof upon the terms and conditions therein specified and for certain security interests granted by Borrower.

                  This Note amends, restates and supersedes the prior note of Borrower to Bank dated May 27, 1994 in the principal amount of $81,300,000 (the "Original Note"). Without duplication, this Note shall in no way extinguish Borrower's unconditional obligation to repay all indebtedness heretofore


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evidenced by the Original Note, is given in substitution for, and not as payment of, the Original Note, and is no way intended to constitute a novation of the Original Note.

                  This Note is executed on behalf of Borrower by officers of Borrower as officers and not individually, and the obligations of or arising out of this Note are not binding upon any of the trustees, officers, shareholders, employees or agents of Borrower individually but are binding only upon the assets and property of Borrower.


                                            CIGNA HIGH INCOME SHARES



                                            By: /s/ Alfred A. Bingham III
                                               --------------------------------

                                            Title: Vice President and Treasurer
                                                  -----------------------------



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